Exhibit 23.2

RP® FINANCIAL, LC. Advisory | Planning | Valuation

June 17, 2019

Boards of Trustees
HarborOne Mutual Bancshares
Board of Directors
HarborOne Bancorp, Inc.
HarborOne Bank
770 Oak Street

Brockton, Massachusetts  02301

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of HarborOne Bancorp, Inc.  We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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